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                             [NJR NEWS RELEASE LETTERHEAD]

                1415 Wyckoff Road, P.O. Box 1468, Wall, NJ 07719

DATE: September 8, 2003                     CONTACT:    Roseanne Koberle (media)
                                                        732-938-1112

                                                                 or

                                                        Dennis Puma (investors)
                                                        732-938-1229

             MOODY'S INVESTORS SERVICE UPGRADES NJNG CREDIT RATING
                FIRST NATURAL GAS UTILITY TO BE UPGRADED IN 2003

WALL, N.J. - New Jersey Resources Corporation (NYSE: NJR) announced today that Moody's Investors Service (Moody's) has raised the long-term debt rating of its principal subsidiary, New Jersey Natural Gas Company (NJNG), to Aa3 from A2. NJNG is the first natural gas utility in the nation to be upgraded by Moody's in 2003.

In announcing the upgrade, Moody's noted "NJNG's credit measures have proven much stronger than most of its peers during the past few years." Moody's cited the Company's continued growth potential through the attractive housing market and strong economic base of its service area. The rating also referenced NJNG's business strategy "to grow within budgeted means without relying on traditional base rate increases." In its report, Moody's discussed the merits of the Company's margin-sharing incentive programs and weather-normalization clause, developed in partnership with the New Jersey Board of Public Utilities and the Ratepayer Advocate's Office. These incentive programs have saved NJNG's customers more than $200 million over the past 10 years. The weather-normalization clause is designed to smooth out year-to-year fluctuations that may result from changing weather patterns on both NJNG's gross margin and customers' bills. Moody's also commented that "NJNG's parent, New Jersey Resources Corporation, has a relatively smaller, non-utility business segment that is profitable and legally separated with its cash needs separated from those of the gas utility operation."

"We are proud to be acknowledged by an independent and well-respected organization such as Moody's" said Laurence M. Downes, chairman and CEO of NJR. "The strength of our financial profile reflects NJNG's solid fundamentals and our employees' success in meeting the needs of our diverse stakeholders. Through their efforts, NJNG is an industry leader, both in credit quality and in our standing as the lowest-cost natural gas provider with the highest customer satisfaction rating in the state." Mr. Downes said.

One of the fastest-growing local distribution companies in the United States, NJNG adds customers at a rate of about 3 percent each year and captures approximately 95 percent of the new construction market. NJNG invests about $50 million annually for system maintenance and expansion to ensure safe, reliable service.

NJNG's substantial, ongoing investment in its infrastructure has enhanced the Company's ability to meet its customers' primary expectation of safe, reliable service. NJNG holds the current

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record for the number of consecutive years without a traditional base rate filing among all of the state's natural gas, electric and water companies. Since the last filing in 1993, NJNG has invested over half a billion dollars in new capital while adding over 120,000 new heating customers.

On September 4, 2003, NJR announced that, based on year-to-date results and projections for the balance of the fiscal year, it will achieve its 12th consecutive year of earnings growth - the longest streak of any natural gas or electric utility in the nation. NJR expects to exceed the financial community's consensus estimate of $2.33 per diluted share. The current range of estimates is $2.20 to $2.41 per diluted share, and NJR believes that its results will be toward the upper end of the range.

New Jersey Resources Corporation (NYSE: NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas (NJNG), is one of the fastest-growing local distribution companies in the United States, serving nearly 450,000 customers in central and northern New Jersey. NJNG is the low-cost provider of natural gas in the state and ranks highest in customer satisfaction for the Eastern U.S. Region in the J.D. Power and Associates 2002 Gas Utility Residential Customer Satisfaction Study.(SM) Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is an emerging leader in the unregulated wholesale energy services market, providing outstanding customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers expert heating, air conditioning and appliance services. NJR's progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make the Company a leader in the competitive energy marketplace. More information on NJR can be found on their Company Web site at NJLIVING.COM.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR wishes to caution readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results to differ materially from our expectations include, but are not limited to, weather conditions, economic conditions in NJNG's service territory, impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, environmental matters and other uncertainties. More detailed information about these factors is set forth in NJR's filings with the Securities and Exchange Commission, including NJR's quarterly report on Form 10-Q filed on August 14, 2003. NJR's Form 10-Q is available at www.sec.gov.

The Company does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

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                                                                           03-49

J.D. Power and Associates 2002 Gas Utility Residential Customer Satisfaction Study.(SM) Study based on a total of 9,126 consumer responses. In the Eastern U.S., the top 15 largest Gas Utility companies were ranked in the study. www.jdpower.com